Exhibit 99.1

News Release

For information contact:
Carolyn Gosselin
Chief Communications Officer
CNL Financial Group, Inc.
(407) 540-2505

CNL Retirement Properties Appoints New President and CEO

ORLANDO, Fla. (September 29, 2005) - The board of directors of CNL Retirement Properties, Inc., one of the nation’s largest health care real estate investment trusts, today announced the appointment of Stuart J. Beebe as president and CEO. Beebe, who previously served as the company’s executive vice president of acquisitions and finance, replaces Thomas J. Hutchison III.

“Stuart is a strong, seasoned leader with a wealth of investment and management expertise in health care real estate,” said CNL Retirement Properties Chairman James M. Seneff Jr. During his tenure, Beebe has overseen all new business development, investment activities and financing projects for the company and also served two years as chief financial officer.

“He has been part of the company’s executive team for more than three years and has earned the trust and confidence of our partners, associates and board members,” Seneff added.

Prior to joining CNL Retirement Properties, Beebe spent more than four years as chief financial officer of CNL Real Estate Group. Before joining CNL, Beebe spent 15 years with Lincoln Property Company as senior vice president overseeing the company’s Florida operations, including project financing and construction, development, acquisition, leasing and marketing activities, property and asset management, and dispositions. Beebe also served as a Certified Public Accountant for KPMG Peat Marwick, specializing in the real estate, banking and natural resources industries.

Hutchison, Beebe’s predecessor, is credited with leading CNL Retirement Properties during a three-year period of significant growth. Since 2002, the company’s portfolio has grown from 37 properties and $442 million in assets to 251 properties and more than $3.7 billion in assets.

“We are especially grateful for Tom’s leadership and vision that helped grow this company into one of the largest health care REITs in the country,” said Seneff.

About CNL Retirement Properties, Inc.
CNL Retirement Properties, Inc. is a real estate investment trust that owns a portfolio of 251 properties in 33 states in the seniors’ housing and medical office building sectors. Headquartered in Orlando, Fla., CNL Retirement Properties, Inc. specializes in the acquisition of quality independent and assisted living communities, medical office facilities and walk-in clinics.
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